Exhibit 10.3

The Hershey Company

2005 Enhanced Mutual Separation Plan for E-Grade Employees
(Effective as of July 21, 2005)

2005 Enhanced Mutual Separation Plan for E-Grade Employees Plan Document
And
Summary Plan Description

A.    PURPOSE OF THE PLAN

        The purpose of The Hershey Company 2005 Enhanced Mutual Separation Plan is to provide additional benefits and compensation in accordance with the terms set forth herein to certain employees of the Company, as defined below, who voluntarily elect to terminate their employment under the terms and conditions described below. Specifically, this Plan is intended to (1) consolidate the benefit enhancements to be provided to Participants under various separate Company plans, and (2) satisfy any applicable disclosure requirements (e.g., summary plan description or summary of material modification) of the underlying plans with respect to these benefit enhancements.

        This Plan is an ERISA welfare plan and is intended to comply with the applicable rules for severance plans in Labor Regulation section 2510.3-2(b). The fact that this Plan document includes provisions relating to non-ERISA covered benefits (Section F.1.(b), (c), (j), (k), (l), (m), (n)) will not cause such benefits to be covered by ERISA. This Plan will be interpreted, operated and administered in a manner consistent with this intention.

B.    DEFINITIONS

        Whenever used in the Plan, the following words and phrases will have the meanings set forth below, unless a different meaning is plainly required by the context:

         “AIP” means the Annual Incentive Program of the KEIP.

        “Base Pay” means the regular annual rate of salary payable to an Eligible Employee as of such Employee’s Separation Date, without reduction for any elective deferrals made on an Eligible Employee’s behalf to any plan of the Company under Section 125, 401(k), or 132(f)(4) of the Code.

        “Cause” means the neglecting of one’s duties, poor job performance, excessive absenteeism, absence without leave, theft, dishonesty, insubordination, intentional destruction of Company property or a violation of Company policies, including but not limited to violation of any code of ethics or business conduct guidelines, policies regarding disclosure of trade secrets or other confidential information, expense reimbursement policies or anti-harassment policies, all as determined by the Plan Administrator in its sole and absolute discretion.

         “CEO” means the Chief Executive Officer of the Company.

         “COBRA” means Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA or any similar state law.

        “Code” means the Internal Revenue Code of 1986, as amended.

         “Company” means The Hershey Company, a Delaware corporation, and its subsidiaries.

         “CPO” means the Senior Vice President, Chief People Officer of the Company.

         “Deferred Compensation Plan” means the Hershey Foods Corporation Deferred Compensation Plan, as amended and any successor thereto.

         “E-grade Employee” means an Employee who is designated on the Company’s records as such, which may include, among others, Vice Presidents, Senior Vice Presidents, HET members, former Company officers, and the CEO.

        “Eligible Employee” means any Employee who meets the conditions set forth in Section C. and is not excluded from coverage under Section D.

        “Employee” means any employee of the Company who is classified on its U.S. payroll as a salaried full-time employee, including employees on short-term (but not long-term) disability or paid or unpaid leave of absence. Notwithstanding the foregoing, an Employee will not include any individual: (i) classified on the books of the Company as an independent contractor and not as an employee, during the period the individual is so paid or classified, (ii) being paid by or through an employee leasing company or other third party agency, (iii) classified on the books of the Company as a freelance worker and not as an employee, during the period the individual is so paid or classified, (iv) classified by the Company as a seasonal, occasional or temporary employee, during the period the individual is so paid or classified, or (v) classified by the Company as a leased employee, during the period the individual is so paid or classified. Any individual included in (i) through (v) will not be an Employee even if he or she is later retroactively reclassified as a common-law employee of the Company during all or any part of such period pursuant to applicable law or otherwise.

         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

         “ESSIOP” means the Hershey Foods Corporation Employee Savings Stock Investment and Ownership Plan as Amended and Restated effective as of January 1, 1997, as amended and any successor thereto.

         “HET” means the Hershey Executive Team, which consists of certain executives as designated by the Company.

         “KEIP” means the Hershey Foods Corporation Key Employee Incentive Plan, as amended and any successor thereto.

         “Options” has the meaning set forth in Section F.1.(j).

        “Participant” means an Eligible Employee who has satisfied the conditions for participation set forth in Section E. and who is entitled to receive benefits under the Plan.

        “Plan” means The Hershey Company 2005 Enhanced Mutual Separation Plan for E-Grade Employees, as amended and any successor thereto.

        “Plan Administrator” means the Employee Benefits Committee of the Company or such other person or committee appointed from time to time by the Company to administer the Plan, or the delegate of such committee or person.

        “PSU Program” means performance stock units issued under KEIP.

        “Retiree Medical Plan” means the Hershey Foods Corporation Retiree Medical and Life Insurance Plan (Amended and Restated Effective as of January 1, 2002), as amended and any successor thereto.

        “Retirement Plan” means the Hershey Foods Corporation Retirement Plan as Amended and Restated effective as of December 31, 2004, as amended and any successor thereto.

        “Separation Agreement” has the meaning set forth in Section E.1.

        “Separation Date” means the first date of the Separation Period which will be a date within the Separation Window that is mutually agreed to by the Eligible Employee and the Company. An Eligible Employee and the HET member responsible for the Eligible Employee’s business sector (or, if the Eligible Employee is a member of the HET, the CEO) will choose a mutually acceptable Separation Date. The HET (or, if the Eligible Employee is a member of the HET, the CEO) will either (i) approve of such date, (ii) assign a different date within the Separation Window to an Eligible Employee who performs a critical business function (as determined in the HET’s (or CEO’s) sole discretion on a non-discriminatory basis), or (iii) reject the Participant’s request to participate in the Plan in accordance with Section D.2. The date assigned under the preceding sentence will be deemed such Eligible Employee’s “Separation Date” for all purposes of this Plan. In addition, the Eligible Employee’s “Separation Date” may not be after December 31, 2005, unless the CPO and the CEO approve such Separation Date. In the event that the Eligible Employee and the Company cannot mutually agree in writing upon a Separation Date, then such Eligible Employee will be deemed to not have elected a Separation Date and such Eligible Employee will not become a Participant in the Plan.

        Notwithstanding the foregoing, in the event that the Eligible Employee and the Plan Administrator mutually agree in writing, the Separation Date originally agreed upon may be changed to a different date within the Separation Window, in their sole discretion, subject, however, to the approval of the CPO and CEO if the revised Separation Date is after December 31, 2005.

        An Eligible Employee under Section C.(2) or C.(3) will be deemed to have a Separation Date of September 8, 2005 for all purposes of this Plan.

         “Separation Pay” has the meaning set forth in Section F.1.(a).

        “Separation Period” has the meaning set forth in Section F.1.(a).

        “Separation Window” means the period beginning on September 30, 2005 and ending on December 31, 2006. However, for an Eligible Employee under Section C.(2) or C.(3), the Separation Window is limited to September 8, 2005.

        “Service Date” means the latest date on which an Employee was hired or re-hired by the Company.

         “Termination Date” means the last day of the Employee’s Separation Period and will be the date on which the Employee is terminated as an Employee on paid leave of absence for purposes of receiving benefits under the terms of this Plan.

        “Unpaid Leave of Absence” means a period of unpaid leave of absence with the Company not to exceed 30 days, as determined in accordance with Section F.1(b).

        “Weekly Base Pay” means Base Pay divided by 52.

        “Years of Service” means the number of years from the Employee’s Service Date to his or her Separation Date. Payments will be based on full years of service achieved, with fractional years (i) rounded up to the next whole year if such fractional year equals .5 of a year or greater, or (ii) rounded down to the prior whole year if such fractional year equals .49 of a year or less.

C.    ELIGIBLE EMPLOYEES

         Except as provided in Section D. below, each Employee who meets any of the following requirements will be eligible to participate in the Plan. The Employee:

                          (1)       is an E-grade Employee as of July 21, 2005, and was hired as an Employee prior to January 1, 2004;

                          (2)        (i) was an E-grade Employee as of March 7, 2005, (ii) terminated employment with the Company on a voluntary basis during the period beginning March 8, 2005 and ending July 21, 2005, (iii) was age 50 or older as of January 1, 2005, and (iv) was hired as an Employee prior to January 1, 2004; or

                          (3)        (i) was an E-grade Employee as of March 7, 2005, (ii) signed a separation agreement and general release with the Company during the period beginning March 7, 2005 and ending July 21, 2005, (iii) was entitled to severance benefits from the Company, and (iv) was hired as an Employee prior to January 1, 2004.

D.    EXCLUSIONARY PROVISIONS

            1.        Notwithstanding anything herein to the contrary, the following Employees are not Eligible Employees and cannot participate in the Plan:

                          (a)  An Employee who was a participant in (i) the Hershey Foods Corporation 1996 Early Retirement Plan, the Hershey Foods Corporation 2001 Early Retirement Plan, or the

Hershey Foods Corporation 2003 Sales Early Retirement Plan, (ii) any other mutual or job elimination severance plan or agreement, except as provided in Section C.(3), or (iii) a plant closing severance plan;

                          (b)  An Employee who elected to participate in The Hershey Company 2005 Early Retirement Plan for E-Grade Employees rather than this Plan, if applicable;

                          (c)  An Employee terminated for Cause or terminated for failure to satisfy minimum job performance requirements during any probationary employment period;

                          (d)  An Employee hired as a result of the Company’s acquisition of Mauna Loa Macadamia Nut Holdings, Inc. on December 16, 2004;

                          (e)  An employee of the Company who is classified on the payroll records of the Company as any type of employee other than an E-grade Employee;

                          (f)  An Employee on paid or unpaid leave of absence as of July 21, 2005 who signed a separation agreement and general release with the Company prior to March 7, 2005; or

                          (g)  The CEO.

            2.        Notwithstanding anything herein to the contrary, the Company retains the right to deny participation in the Plan to: (i) any otherwise Eligible Employee if the HET (or, if the Eligible Employee is a member of the HET, the CEO) determines that the termination of employment of such employee will have an adverse affect on the Company’s ongoing business operations, or (ii) any former highly compensated employee of the Company as determined by the Plan Administrator. Such a determination will be made in the sole discretion of the HET, CEO or Plan Administrator, as applicable.

E.    CONDITIONS FOR PARTICIPATION

            In order to receive the benefits provided by the Plan (i.e., to become a Participant), an Eligible Employee must satisfy all of the following conditions:

            1.        Execution of Releases or Other Agreements

            An Eligible Employee will not become a Participant unless he or she elects to terminate his or her employment with the Company under the Plan by signing, dating, and delivering the following forms, which are provided in the official Plan notification package for each Eligible Employee, to the person designated by the Plan Administrator, on or before 4:30 p.m. (EDT) on September 8, 2005, and such person is in actual receipt of the forms by such time and date:

                          (a)  a Separation Agreement and General Release ("Separation Agreement"),

                          (b)  the Acceptance Form (the form must contain both the Eligible Employee’s and HET member’s (or CEO’s, if the Eligible Employee is an HET member) approval of the Separation Date, otherwise the form is not effective), and

                          (c)  such other instruments as the Plan Administrator or Company may require.

            If the Eligible Employee’s Separation Date is modified by the HET (or, if the Eligible Employee is a member of the HET, the CEO), or the CPO and CEO reject a proposed 2006 Separation Date, the Plan Administrator will return the Acceptance Form and Separation Agreement to the Eligible Employee by September 19, 2005. The Eligible Employee must re-sign and re-date the Acceptance Form and Separation Agreement in accordance with the instructions on those documents and deliver the re-signed and re-dated Acceptance Form and Separation Agreement to the person designated by the Plan Administrator, on or before 4:30 p.m. (EDT) on the seventh (7th) calendar day following receipt of approval and date change, and such person must be in actual receipt of the re-signed and re-dated Acceptance Form and Separation Agreement by such time and date. Otherwise, the Eligible Employee will not become a Participant.

            Notwithstanding the foregoing, an Eligible Employee will not become a Participant if he or she revokes the Separation Agreement (in the manner specified therein) within 7 days after signing and dating it. If the Eligible Employee’s Separation Date is modified by the HET (or, if the Eligible

Employee is a member of the HET, the CEO), or the CPO and CEO reject a proposed 2006 Separation Date, he or she will have an additional 7 days from the date he or she re-signs and re-dates the Acceptance Form and Separation Agreement to revoke the Separation Agreement.

            2.        No Termination of Employment Prior to Separation Date

        An Eligible Employee will not become a Participant and will not be eligible for benefits under the Plan if his or her employment is terminated for any of the following reasons on or before his or her Separation Date:

                          (a)        resignation or voluntarily quit after July 21, 2005; or

                          (b)        discharge by the Company for Cause or terminated for failure to satisfy minimum job performance requirements during any probationary employment period.

            3.        Effective Termination

                          (a)        An Eligible Employee must actually cease performing services with the Company as of his or her Separation Date, or such other date during the Separation Window as the Eligible Employee and the Plan Administrator shall mutually agree in writing.

                          (b)        Notwithstanding the foregoing, the requirement set forth in Section E.3.(a) above will not apply to an otherwise Eligible Employee who has made a valid election to terminate his or her employment under the Plan and whose employment subsequently is terminated before his or her Separation Date by reason of his or her death, provided that he or she satisfies the requirements of Sections E.1. and E.2. at the time of his or her death.

F.    ENHANCED SEPARATION BENEFITS

            1.      Plan Benefits

            A Participant will be entitled to the benefits described below. Benefits described below that are provided under other plans – Retirement Plan, ESSIOP, KEIP, Retiree Medical Plan and other health and welfare plans – shall be administered in accordance with the applicable terms and conditions of such other plans.

            An Eligible Employee who elects to terminate his or her employment with the Company under the Plan will receive the enhanced benefits provided under the Plan, and will not be eligible to participate in or receive benefits from any other severance plan or severance-type arrangement sponsored by the Company. Moreover, for Eligible Employees under Section C.(2) or C.(3) above who have elected to become Participants under this Plan, any benefits from any other severance plan or severance-type arrangement sponsored by the Company will cease as of September 8, 2005, and, to the extent necessary to avoid duplication of benefits, benefits provided by such other plans will offset the benefits to be provided under this Plan.

                          (a)   Separation Pay

            A Participant’s “Separation Period” will begin on the Participant’s Separation Date and end 52 weeks following such date. During this Separation Period, a Participant will not be required to report to work and, to the extent specifically provided herein, will be considered a Company employee on a paid leave of absence for purposes of receiving certain Company provided benefits.

            During the Separation Period, a Participant will receive “Separation Pay” for each week of his or her Separation Period in an amount equal to his or her Weekly Base Pay. Separation Pay under this Plan will be paid in accordance with the Company’s then current payroll schedule and will commence on the Company’s first payroll date following the Participant’s Separation Date, to the extent permitted under applicable law. All payments will be treated as wages for employment tax purposes.

            Any severance payments received in 2005 by an Eligible Employee under Section C.(3) will offset the Separation Pay otherwise payable under this Plan.

            For example, if Sam earned $2,500 a week as of his Separation Date, he will receive 52 weeks of severance pay — $5,000 every 2 weeks for 52 weeks (for a total of $130,000).

                          (b)   Unpaid Leave of Absence

            After the Separation Period, a Participant may be considered for a period of Unpaid Leave of Absence, based on the Plan Administrator’s sole discretion.

                          (c)   Vacation Pay

            Participants will be entitled to receive payment of their earned and unused vacation following their Separation Date based on Base Pay, including any unused vacation days that the

Participant had previously purchased. For purposes of this Plan, a Participant whose Separation Date is on or prior to December 31, 2005, will be entitled to payment of any unused vacation for 2005, plus payment for vacation days earned for 2006 determined as of his or her Separation Date. Otherwise, the Participant will be entitled to payment of any unused vacation for 2006, plus payment for vacation days earned for 2007 determined as of his or her Separation Date. Participants will not receive any additional vacation accrual during their Separation Period. Payment of vacation pay will be in a lump sum within 30 days following the Participant’s Separation Date.

                          (d)   Retirement Plan

            Participants are entitled to benefits under the Retirement Plan in accordance with the terms of the Retirement Plan. A Participant will continue to participate in the Retirement Plan during the Separation Period as an active employee for all purposes (including, without limitation, vesting and benefit accrual), to the extent permitted under applicable law and the terms of the Retirement Plan.

                          (e)   ESSIOP

            Participants are entitled to benefits under the ESSIOP in accordance with the terms of the ESSIOP. A Participant will continue to participate in the ESSIOP during the Separation Period as an active employee for all purposes (including, without limitation, vesting, deferral of compensation, Company matching and supplemental retirement contributions to the ESSIOP, coverage testing under Code section 410(b), and contribution limits under Code section 415), to the extent permitted under applicable law and the terms of the ESSIOP.

                          (f)   Medical Benefits During Separation Period

            During the Separation Period, a Participant will continue the same level and type of medicalcoverage, as provided under the health and welfare plans of the Company, as such Participant received (including any withholding or required payments with respect to applicable employee contributions thereon) as of his or her Separation Date, or as otherwise selected by the Participant during any subsequent open enrollment period. However, no Participant will be eligible for any short-term or long-term disability benefits under any plan, program or arrangement maintained by the Company with respect to any disabling illness or event that occurred on or after his or her Separation Date. Payment of the Participant’s portion of any applicable premiums (based on active employee coverage) will be withheld from such Participant’s Separation Pay.

            Each Participant will be given an opportunity to elect COBRA continuation coverage on his or her Termination Date. COBRA medical coverage will be effective as of the date that the Separation Period expires and will continue only for the applicable COBRA coverage period. Any notice requirements under COBRA will run from the Participant’s Termination Date.

                          (g)   Retiree Medical Benefits Coverage

        Each Participant who is at least age 50 as of January 1, 2005 may elect to begin participation in the Retiree Medical Plan after his or her Termination Date. The coverage available under the Retiree Medical Plan depends on when the Participant was born and when he or she was hired by the Company.

                                     (i)         Participants Born Before January 1, 1954 and Hired Before January 1, 1999

            A Participant who was born before January 1, 1954 and hired by the Company before January 1, 1999, can elect to receive retiree medical benefits to begin after his or her Termination Date. If such a Participant has not yet reached age 55 as of his or her Termination Date, the Participant will be deemed to be age 55 for purposes of determining eligibility to participate in, and the level of subsidization under, the Retiree Medical Plan as set forth in the Retiree Medical Plan’s Pre-Medicare Cost Sharing Matrix and Post-65 Cost Sharing Matrix as in effect on the Participant’s Separation Date. Benefits under the Pre-Medicare Cost Sharing Matrix will be available to a Participant from his or her Termination Date until the last day of the month preceding the month such Participant attains age 65, while benefits under the Post-65 Cost Sharing Matrix will be available to a Participant on and after the first day of the month during which such Participant attains age 65.

            A Participant’s medical coverage under the pre-Medicare retiree medical program and Post-65 retiree medical program will be as set forth in the Retiree Medical Plan, as currently offered and subject to modification by the Company. Company premium costs and the actual Participant premium payments (i.e., after applying his or her applicable percentage set forth in the applicable matrix and applying any overage amounts over the Retiree Medical caps) may be increased at any time at the sole discretion of the Company (i.e., the Participant’s cost-sharing payments are not subject to any “freeze” in contribution amounts). Moreover, in the event the costs of medical benefits to a Participant under the Pre-Medicare Cost Sharing Matrix are less than the cost of the same medical benefits for an active employee, the Participant’s cost will increase under the Retiree Medical Plan to equal the amount of the contribution made by such active employee.

                                     (ii)        All Other Participants Who Have Reached Age 50

        A Participant who does not meet the requirements under (i) above (i.e., was either (i) born on or after January 1, 1954, or (ii) hired on or after January 1, 1999), but was at least age 50 as of January 1, 2005, will be eligible to participate in the Retiree Medical Plan; however, the Participant must pay the full cost (without Company subsidy) of the coverage; the cost sharing matrix described in (i) above does not apply.

                                     (iii)         Participants Who Have Not Reached Age 50

        A Participant who does not meet the requirements under (i) above (i.e., was either (A) born on or after January 1, 1954, or (B) hired on or after January 1, 1999) and had not attained age 50 as of January 1, 2005 is not eligible for any retiree medical benefits provided by the Company (other than COBRA continuation coverage).

*   *   *

            A Participant who is at least age 50 as of January 1, 2005 has the right, upon the Participant’s Termination Date, to elect either (i) retiree medical coverage (as outlined above); or (ii) COBRA continuation coverage for such benefits under the Company’s health and welfare plan. If the Participant elects retiree medical coverage, the Participant will not have the right to elect COBRA continuation coverage when this retiree medical coverage ceases. If the Participant elects COBRA continuation coverage, this coverage will be effective as of the date that the Separation Period expires and will continue only for the applicable COBRA coverage period. Also, any notice requirements under COBRA will run from the Participant’s Termination Date.

                          (h)   Dental and Vision Benefits

            During the Separation Period, a Participant in the Plan will be entitled to continue the same level and type of dental and vision coverages as provided under the health and welfare plans of the Company, as such Participant received (including any withholding or required payments with respect to applicable employee contributions thereon) as of his or her Separation Date, or as otherwise selected by the Participant during any subsequent open enrollment period. Payment of the Participant’s portion of the applicable premium will be withheld from such Participant’s Separation Pay.

            A Participant who is at least age 50 as of January 1, 2005 has the right, upon the Participant’s Termination Date, to elect either (i) retiree dental and vision coverage (or dental only coverage); or (ii) COBRA continuation coverage for such benefits under the Company’s health and welfare plan. If the Participant elects retiree dental and vision coverage, the Participant must pay the full cost (without Company subsidy) of the coverage, and the Participant will not have the right to elect COBRA continuation coverage when this retiree dental and vision coverage ceases. If the Participant elects COBRA continuation coverage, this coverage will be effective as of the date that the Separation Period expires and will continue only for the applicable COBRA coverage period. Also, any notice requirements under COBRA will run from the Participant’s Termination Date.

            A Participant who has not yet reached age 50 as of January 1, 2005 has the right to COBRA continuation coverage for such benefits under the Company’s health and welfare plan. If the Participant elects COBRA dental or vision coverage, this coverage will be effective as of the date that the Separation Period expires and will continue only for the applicable COBRA coverage period. Also, any notice requirements under COBRA will run from the Participant’s Termination Date.

                          (i)  Life Insurance Benefits

        During a Participant’s Separation Period, the Company will continue to provide life insurance to such Participant through the Company-paid life insurance program in the amount of one times the Participant’s Base Pay determined as of his or her Separation Date. The Participant can also continue to participate at the current elected life insurance amount by continuing to pay the employee contribution portion.

            Following the Separation Period, a Participant who is at least age 50 as of January 1, 2005 will be eligible for retiree life insurance coverage (as offered, and subject to modification by the Company) under and pursuant to the Retiree Medical Plan, the cost of which, if any, will be determined by the Company.

                          (j)   Stock Options

            Options granted to a Participant by the Company under the KEIP (“Options”) will become fully vested on the Participant’s Separation Date, notwithstanding the vesting schedule or schedules applicable to such Options. To avoid forfeiture of the Options, a Participant who has not attained age 50 on or before January 1, 2005 must exercise all unexercised Options by the earlier of (i) the 90th day following his or her Termination Date, or (ii) the end of the option term. Options granted to a Participant who has attained age 50 on or before January 1, 2005 will not be prorated, even if they were granted within twelve months of the Participant’s Separation Date, and such Participant will have up to 5 years from his or her Termination Date to exercise the Options, but not to exceed the end of the option term. The Company will not grant Options to any Participant after July 21, 2005, except at the sole discretion of the CEO or Compensation and Executive Organization Committee of the Company’s board of directors.

                          (k)   Restricted Stock Units

            Restricted Stock Units (“RSUs”) granted to the Participant will continue to vest during the Separation Period and any Unpaid Leave of Absence. Any RSU that is unvested as of the Participant’s Termination Date (or the end of any Unpaid Leave of Absence) will become fully vested as of such date, not to exceed 1,000 RSUs. The previous sentence notwithstanding, any RSUs that are unvested as of the Participant’s Termination Date will be forfeited if they were granted to the Participant on or after July 21, 2005.

                          (l)   Outplacement and Financial Counseling

        All Participants are eligible to receive outplacement and financial counseling services as provided by the Company, including a financial plan and reimbursement of tax return preparation costs. The Company, in its sole discretion, has the right to select the scope and duration of these services and the manner in which these services will be provided.

                          (m)  AIP

            Each Participant who is a participant in the AIP as of July 21, 2005 is eligible to receive payment of an AIP bonus award in accordance with the terms and conditions of the AIP, except that:

                                     (i)        In the case of a Participant whose Separation Date occurs in 2005, in determining the amount of any award to be paid to such Participant for the year in which the Separation Date occurs, the Participant’s total award will be based upon the Participant’s year-to-date earnings (including Separation Pay), his or her actual individual performance factor, and actual Company results with respect to financial goals during such year. For any subsequent awards during his or her Separation Period, the award will be based upon his or her Separation Pay for the year, an individual performance factor of 100%, and the lesser of

(x) 100% of the applicable corporate or business unit target or (y) actual Company results with respect to financial goals during such year.

                                     (ii)       In the case of a Participant whose Separation Date occurs after December 31, 2005 and before October 1, 2006, in determining the amount of any award to be paid to such Participant for the year in which the Separation Date occurs and any subsequent awards during his or her Separation Period, the Participant’s total award will be based upon the Participant’s year-to-date earnings (including Separation Pay), an individual performance factor of 100%, and the lesser of (x) 100% of the applicable corporate or business unit target or (y) actual Company results with respect to financial goals during such year.

                                    (iii)       In the case of a Participant whose Separation Date occurs on or after October 1, 2006, the Participant’s award for 2006 will be based upon the Participant’s year-to-date earnings (including Separation Pay), his or her actual individual performance factor, and actual Company results with respect to financial goals during such year. For any subsequent awards during his or her Separation Period, the award will be based upon his or her Separation Pay for the year, an individual performance factor of 100%, and the lesser of (x) 100% of the applicable corporate or business unit target or (y) actual Company results with respect to financial goals during such year.

            All AIP payments will be made by March 15 of the year following the plan year for which such awards are earned, unless deferred in accordance with the KEIP or Deferred Compensation Plan. For more information about the AIP payments, see the plan’s written summary.

                          (n)  PSU Program

                                    (i)       No New Grants: The Company will not grant any performance stock units under the PSU Program to any Participant after July 21, 2005;

                                    (ii)       Participation Ends: Participation in the PSU Program ends on the Participant’s Separation Date;

                                    (iii)       PSU Awards: PSU awards for performance cycles that have not been completed as of the Participant’s Separation Date shall be paid as soon as administratively practicable following the end of the applicable performance cycle, in accordance with the terms and conditions of KEIP, except that for Participants who had attained age 50 on or before January 1, 2005, a cash equivalent of all PSU Awards that are forfeited under KEIP due to the Participant’s Separation Date preceding the completion of two-thirds of an applicable performance cycle, will be paid to the Participant in an amount equal to the award prorated based on his or her Separation Date, rounding up to whole months for any partial month. The prorated amounts will be based on the lesser of target or actual Company financial results and will be paid under this Plan to the Participant by March 15 of the calendar year following the end of the applicable performance cycle, unless deferred in accordance with the KEIP or Deferred Compensation Plan; and

                                    (iv)       2003-2005 Grant: A Participant is deemed to be fully vested in his or her 2003-2005 grant as of the earlier of such Participant’s Separation Date and December

31, 2005. The 2003-2005 grant will be paid to the Participant by March 15, 2006, unless deferred in accordance with the KEIP or Deferred Compensation Plan.

            2.        Special Rules Relating to Plan Benefits After Death

                          (a)  Death of Participant Before Termination Date

            If a Participant dies on or before attaining his or her Termination Date:

                                   (i)         Medical, dental, vision, and life insurance coverage under the Company’s health and welfare plans will continue during the remainder of the Separation Period for the Participant’s surviving spouse and eligible dependent(s). Following the Separation Period, the Participant’s spouse and eligible dependent(s) will be eligible for (A) continuation of coverage benefits as set forth under and in compliance with the provisions of COBRA, or (B) coverage under the Company’s health and welfare programs, to the same extent available for a surviving spouse and eligible dependent(s) of an employee who dies while still employed;

                                   (ii)        Any unpaid Separation Pay will be paid to the Participant’s estate in a lump sum as soon as administratively practicable following the Participant’s death;

                                   (iii)         Any unpaid AIP payment will be paid to the Participant’s estate in the same manner as would have been paid to the Participant under this Plan and otherwise in accordance with the terms of the KEIP by March 15 of the year following the plan year for which the award is earned; and

                                   (iv)        Any benefits payable under the Retirement Plan or ESSIOP by virtue of the Participant’s death will be paid to his or her surviving spouse or designated beneficiary (as such parties are defined in the Retirement Plan and ESSIOP, respectively) in accordance with the provisions of such plans.

                          (b)  Death of Participant After Termination Date

            If a Participant dies after attaining his or her Termination Date:

                                     (i)        Coverage under the Retiree Medical Plan will not be made available to the spouse or eligible dependent(s) under the Plan after the Participant’s death, unless the Participant was covered under the Retiree Medical Plan at the time of his or her death. In any event, the Participant’s spouse and eligible dependent(s) will be eligible for continuation of coverage benefits as set forth under and in compliance with the provisions of COBRA;

                                             (ii)       Any unpaid AIP payment will be paid to the Participant's estate in the same manner as would have been paid to the Participant under this Plan and otherwise in accordance with the terms of the KEIP by March 15 of the year following the plan year for which the award is earned; and

                                             (iii)        Any benefits payable under the Retirement Plan or ESSIOP by virtue of the Participant’s death will be paid to his or her surviving spouse or designated beneficiary (as such parties are defined in the Retirement Plan and ESSIOP, respectively) in accordance with the provisions of such plans.

G.    GENERAL RULES

            1.        No Right to Continued Employment

            Neither the Plan nor any action taken with respect to it will confer upon any person the right to continue in the employ of the Company.

            2.        Rehiring of Participants

            A Participant who receives any benefits under Section F. of the Plan is not eligible for rehire by the Company, unless such rehire is approved by the Senior Vice President, Chief People Officer of the Company.

            3.        Benefits Non-Assignable

            Benefits under the Plan may not be anticipated, assigned or alienated.

            4.        Unfunded Plan

            The Company will pay any non-pension benefits described above from its general assets. The pension benefits described in Section F.1.(d) and F.1.(e) will be provided, funded, and paid solely through the Retirement Plan or ESSIOP, respectively. Nothing contained in this Plan will give any Employee any right, title or interest in any property of the Company.

            5.        Usage of Terms and Headings

            Words used in the singular include the plural, and vice versa, unless qualified by the context. Headings are included for ease of reference only and are not to be construed to alter the terms of the Plan.

            6.        Governing Laws

            The provisions of the Plan will be construed, administered and enforced according to applicable federal law and, where appropriate, the laws of the Commonwealth of Pennsylvania without reference to its conflict of laws rules and without regard to any rule of any jurisdiction that would result in the application of the law of another jurisdiction except with respect to the residents of California in which case the provisions of the Separation Agreement specifically applicable to California residents will also apply. The Company and each Participant (the “parties”) expressly consent that: (a) any action or proceeding relating to this Plan or any release or other agreement entered into with respect to this Plan will only be brought in the federal or state courts, as appropriate, located in the Commonwealth of Pennsylvania; and (b) any such action or proceeding will be heard without a jury. The parties expressly waive the right to bring any such action in any other jurisdiction and to have such action heard before a jury. No action relating to this Plan or any release or other agreement entered into with respect to this Plan will be brought by a Participant in court more than two years and 90 days after such Participant has exhausted his or her administrative remedies hereunder. Any provision in this section to the contrary notwithstanding, a Participant who is also a participant in the Company’s Supplemental Executive Retirement Plan will continue to be bound by and will comply with the procedures regarding arbitration set forth in the Long Term Incentive Program Participation Agreement, the terms of which relating to such arbitration procedures are incorporated herein by reference.

            7.        Severability

            The provisions of the Plan are severable. If any provision of the Plan is deemed legally or factually invalid or unenforceable to any extent or in any application, then the remainder of the provisions and the Plan, except to such extent or in such application, will not be affected, and each and every provision of the Plan will be valid and enforceable to the fullest extent and in the broadest application permitted by law.

            8.        Right to Withhold Taxes

            The Company may cause such amounts to be withheld from entitlements or payments under this Plan as it determines necessary to fulfill any federal, state or local income or employment tax requirements.

            9.        Plan Document to Serve as Summary Plan Description

            This Plan document will serve as the summary plan description for the Plan and will be distributed to all Eligible Employees in this form. In addition, as indicated in Section A, the Plan is intended to satisfy any applicable disclosure requirements (e.g., summary plan description or summary of material modification) for the underlying plans with respect to the benefit enhancements described in this document.

            10.       Plan Document will Control the Terms of the Plan

            No verbal or written communications that are contrary to the terms of the Plan shall be binding upon the Plan, the Plan Administrator, or the Company. In the event of any conflict between this Plan document and any other written or verbal communication regarding this Plan, this document will control.

H.    AMENDMENT AND TERMINATION

            The Plan Administrator, in its sole discretion, reserves the right to amend (in whole or in part) or terminate this Plan and any benefit under it, for any reason, at any time and from time to time. However, no amendment or termination of the Plan shall be effective to reduce the accrued benefit of any participant under the Retirement Plan or ESSIOP, except as permitted by law. This reservation of the right to amend or terminate benefits applies to benefits for current employees and their dependents and also to retired or terminated employees and their survivors or dependents. Nothing in this document or any other communication from the Company shall be deemed to create or imply a continuing obligation by the Company to provide benefits to current employees or their dependents or survivors, or retired or terminated employees or their dependents or survivors.

I.    ADMINISTRATION OF THE PLAN

            The Plan Administrator will have exclusive authority and sole and absolute discretion to interpret the Plan, make any determinations, resolve disputes and decide all matters in connection with the interpretation, administration and operation of the Plan or the determination of eligibility of any person to participate in the Plan. It will also have the power to appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan. The Plan Administrator may delegate any of its duties and authority to other persons.

            No other person or group has any authority to interpret or construe the terms of the Plan (or official Plan documents) or to make any promises about them. Except as otherwise noted herein, all decisions of the Plan Administrator will be final and binding upon all similarly situated individuals.

J.    STATEMENT OF ERISA RIGHTS

            As a Participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan Participants will be entitled to:

Receive Information About Your Plan and Benefits

            Examine, without charge, at the Plan Administrator’s office and at other specified locations such as worksites, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor.

            Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

            Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this Summary Annual Report.

Prudent Actions by Plan Fiduciaries

            In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way just to prevent you from obtaining a benefit or exercising your rights under ERISA.

Enforce Your Rights

            If your claim for a benefit is denied in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time frames.

            Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of the Plan document or the latest annual report and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

            If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the Plan Administrator’s decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in a federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees; for example, if it finds your claim is frivolous.

Assistance with Your Questions

            If you have any questions about the Plan, you should contact your WorkLife Center at 1-800-878-0440 (outside Hershey), (717) 534-8170 (Hershey area), 7:30 a.m. — 5:00 p.m. (EST), excluding holidays. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest area office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

K.    CLAIMS UNDER THE PLAN

            The Plan Administrator reviews and authorizes eligibility for and compliance with the provisions of the Plan. Questions regarding eligibility to participate in the Plan should be directed to your WorkLife Center at 1-800-878-0440 (outside Hershey), (717) 534-8170 (Hershey area), 7:30 a.m. — 5:00 p.m. (EST), excluding holidays. With respect to any pension, medical, life, dental and vision benefits provided under the Company’s plans or programs, any questions regarding such benefits should be directed to the plan administrator or claims administrator of the applicable plan, and should comply with that plan’s claims procedures. A Participant should consult the summary plan description for that plan for additional information regarding its claims procedure.

            1.        Submission of Claim

            Any claim for specific benefits under the Plan, if applicable, that are provided with reference to an underlying plan or program (e.g., Retirement Plan, ESSIOP, Retiree Medical Plan, KEIP) will be made in accordance with the applicable plan or program and its claims procedures. For example, for medical benefits that are covered by an insurance policy, the claim may be filed directly with the insurer providing coverage or services pursuant thereto, in accordance with the applicable service contract, agreement or other similar document between the Company and such service provider. Otherwise, claims for benefits under this Plan are to be submitted to the Plan Administrator and are subject to the rules set forth in Section K.2 and 3.

            2.        Claims Procedures

            Benefits will be paid to Participants and their beneficiaries without the necessity of formal claims. Participants or their beneficiaries (hereinafter, the “Participant”), however, may make a request for any Plan benefits to which he or she may be entitled. Any such request must be made in writing, and it should be made to the Plan Administrator at the address listed below.

            A request for Plan benefits is considered to be a claim for Plan benefits, and is subject to a full and fair review. If the claim is wholly or partially denied, the Plan Administrator will provide the Participant with a written notice of this denial within 90 days after the receipt of the claim. The 90-day period may be extended for another 90 days if special circumstances warrant. If an extension is required, the Participant will be notified in advance of the circumstances requiring the extension and the date by which the Plan expects to render a decision.

        The written notice of denial must contain the following information:

  The specific reason or reasons for the denial,

  Specific reference to those Plan provisions on which the denial is based,

  A description of any additional information or material necessary to correct the claim and an explanation of why such material or information is necessary, and

  An explanation of the Plan’s review procedures, including the right to bring a civil action under the Employee Retirement Income Security Act of 1974 (ERISA) section 502(a) following an adverse benefit determination or review.

            3.        Appeal of Denial of Claim

            If the Participant wishes to appeal a denied claim, he or she must send a written request to the Plan Administrator (see address below) for a full and fair review of the denied claim. As part of the appeal, the Participant may submit written issues and comments, documents, records and other information relating to the claim. Upon request and free of charge, the Participant will be provided reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits. The review will take into account all comments, documents, records and any other information submitted by the Participant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. A request for review of a claim must be submitted within 60 days of the Participant’s receipt of written notice of the adverse benefit determination.

            If the Participant does not file a request for review within 60 days of the adverse benefit determination notification, the claim will be deemed abandoned, and the Participant will be precluded from reasserting it under these procedures or in a court or any other venue. If the Participant files a request for review, the request must include a description of the issues and evidence he or she deems relevant. Failure to raise issues or present evidence on review may preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

            The Plan Administrator will make a decision no later than 60 days after receipt of the request for review of a denied claim. This period may be extended for an additional 60 days if the Plan Administrator determines that special circumstances require such extension. If an extension of time is required, written notice of the expected decision date and the reasons for the extension will be provided to the Participant before the end of the initial 60-day period. The final decision will be provided in writing and, if adverse, will include:

                         a.   The specific reason or reasons for the adverse determination,

                         b.   A reference to specific Plan provisions on which the adverse determination was made,

                         c.   A statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim for benefits, and

                         d.   A statement describing any voluntary appeal procedures offered by the Plan and the Participant’s right to obtain the information about such procedures and a statement of his or her right to bring an action under ERISA section 502(a).

            In reviewing the adverse benefit determination of a benefit claim, the Plan Administrator will have full authority to interpret and apply in its discretion the provisions of the Plan. The decision of the Plan Administrator will be final and binding. The Participant must follow and fully exhaust these claims procedures before he or she may commence a civil action in court for any claim. Additionally, any legal action must be commenced within 2 years and 90 days following the date on which administrative remedies have been exhausted hereunder.

L. ADDITIONAL INFORMATION

Plan Sponsor:	The Hershey Company 100 Crystal A Drive, P.O. Box 810 Hershey, PA 17033

Employer Identification Number (EIN):	23-0691590

Plan Name:	The Hershey Company 2005 Enhanced Mutual Separation Plan for E-Grade Employees

Type of Plan:	Welfare

Type of Administration:	Contract or Insurer, based on the underlying welfare or pension plan

Plan Year:	Calendar Year

Plan Number:	523

Agent for Service:	General Counsel The Hershey Company 100 Crystal A Drive P.O. Box 810 Hershey, PA 17033-0810

Service of legal process may also be made on the Plan Administrator.

Source of Contributions:	Employer or Employee, based on the underlying welfare or pension plan

Plan Administrator:	Employee Benefits Committee The Hershey Company 100 Crystal A Drive P.O. Box 810 Hershey, PA 17033-0810 1-800-878-0440 (outside Hershey) (717) 534-8170 (Hershey area)

WorkLife Center	1-800-878-0440 (outside Hershey) (717) 534-8170 (Hershey area)

        Please call the WorkLife Center if you have any questions regarding the Plan.

*   *   *

        IN WITNESS WHEREOF, the Company has caused this 2005 Enhanced Mutual Separation Plan for E-Grade Employees to be adopted as of this 21st day of July, 2005.

         THE HERSHEY COMPANY

By:         /s/ Marcella K. Arline

                                Its:    Senior Vice President, Chief People Officer